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                                                                     Exhibit 3.4

                            CERTIFICATE OF AMENDMENT
                          CERTIFICATE OF INCORPORATION
                             OF CLICK COMMERCE, INC.

                            (a Delaware corporation)

     Click Commerce, Inc., a corporation organized and existing under the Delaware General Corporation Law (the "DGCL") DOES HEREBY CERTIFY:

     FIRST: The name of the corporation is Click Commerce, Inc. The original Certificate of Incorporation of Click Commerce, Inc. was filed with the Secretary of State of Delaware on August 20, 1996 (as amended from time to time, the "Certificate of Incorporation").

     SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the corporation has duly adopted, and a majority of the outstanding stock entitled to vote thereon has approved, the amendment to the Certificate of Incorporation of the corporation set forth in this Certificate of Amendment.

     THIRD: Pursuant to Section 242 of the DGCL, the text of the Certificate of Incorporation is hereby amended to add the following paragraph to Article IV:

     "Effective on the date of filing of this Certificate of Amendment with the Delaware Secretary of State (the "Effective Date"), every five (5) outstanding shares of common stock of the corporation will be combined into and automatically become one (1) outstanding share of common stock of the corporation and the authorized shares of the corporation shall remain as set forth in the corporation's Certificate of Incorporation. No fractional share shall be issued in connection with the foregoing stock split; each fractional share held by a stockholder resulting from such split shall be rounded down to the nearest whole share. In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of the foregoing split, the corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share as of the end of the trading day immediately preceding the Effective Date of the foregoing split."

     IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 30th day of August, 2002, and the foregoing facts stated herein are true and correct.


                                       CLICK COMMERCE, INC.

                                       By: /s/ Michael W. Nelson
                                           -------------------------------------
                                       Name:  Michael W. Nelson
                                       Title: Chief Financial Officer